EXHIBIT 99.1

Fifth Street Senior Floating Rate Corp. Declares a Consistent December Quarterly Dividend of $0.30 Per Share

GREENWICH, CT, Sept. 12, 2014 (GLOBE NEWSWIRE) -- Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) ("FSFR") today announced that its Board of Directors declared a $0.30 dividend per share for the quarter ending December 31, 2014, representing an annualized run rate of $1.20 per share. This represents a consistent and stable dividend from the prior quarter and reflects the confidence that the Board of Directors has in FSFR's business.

The following table reflects the per share dividend which the Board of Directors declared on September 9, 2014:

Record Date	Payment Date	Amount
December 15, 2014	January 15, 2014	$0.30

"We are pleased to reaffirm a stable and consistent dividend of $0.30 per share.  FSFR's portfolio of senior secured floating rate loans continues to perform well and the additional equity we raised should provide the necessary scale to our business.  The strength of Fifth Street's middle market lending platform continues to provide attractive investment opportunities, which gave our Board of Directors added confidence in making its most recent dividend declaration," stated FSFR's Chief Executive Officer, Ivelin M. Dimitrov.

About Fifth Street Senior Floating Rate Corp.'s Dividend Reinvestment Plan

FSFR's dividend reinvestment plan ("DRIP") provides for reinvestment of dividends, unless stockholders elect to receive cash.  As a result, if FSFR's Board of Directors declares a cash dividend, FSFR's stockholders whose shares are registered in their name and who have not "opted out" of FSFR's DRIP will have their cash dividends automatically reinvested in additional shares of FSFR common stock, rather than receiving cash dividends.  FSFR provides up to a 5% discount on newly-issued shares purchased through the DRIP (provided that shares are not issued at less than net asset value per share).  If you are a FSFR stockholder and your shares of FSFR common stock are held through a brokerage firm or other financial intermediary and you wish to participate in the DRIP, please contact your broker or other financial intermediary.

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to mid-sized companies, primarily in connection with investments by private equity sponsors.  FSFR's investment objective is to maximize its portfolio's total return by generating current income from its debt investments while seeking to preserve its capital.  The company has elected to be regulated as a business development company and is externally managed by Fifth Street Management LLC, an SEC-registered investment adviser and leading alternative asset manager with over $5 billion in assets under management.  With a track record of more than 16 years, Fifth Street's nationally recognized platform has the ability to commit up to $250 million and structure and syndicate transactions up to $500 million.  Fifth Street Management received the 2014 ACG New York Champion's Award for "Senior Lender Firm of the Year" and was named both 2013 "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions. FSFR's website can be found at fsfr.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as "believes," "expects," "estimates," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Robyn Friedman, Vice President, Investor Relations
         (203) 681-3720
         ir@fifthstreetfinance.com

         Media Contact:
         Nick Rust
         Prosek Partners
         (212) 279-3115 ext. 252
         pro-fifthstreet@prosek.com